EXHIBIT 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form F-3 No. 333-136811) of EDAP TMS S.A.

2.
Registration Statement (Form S-8 333-188112) pertaining to EDAP TMS S.A. 2004 Stock Option Plan; EDAP TMS S.A. 2007 Stock Option Plan; EDAP TMS S.A. 2010 Stock Option Plan and EDAP TMS S.A. 2013 Stock Option Plan of EDAP TMS S.A.

of our report dated April 26, 2012, with respect to the consolidated financial statements of EDAP TMS S.A. as of December 31, 2011 appearing in this Annual Report on Form 20-F of EDAP TMS S.A. for the year ended December 31, 2013.

ERNST & YOUNG Audit

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Represented by
Nicolas Sabran

April 3, 2014
Lyon, France